UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 11, 2019

NATIONAL RETAIL PROPERTIES, INC.
(Exact name of registrant as specified in its charter)

Maryland	001-11290	56-1431377
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

450 South Orange Avenue Suite 900 Orlando, Florida		32801
(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code (407) 265-7348
Not applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On February 11, 2019, the Board of Directors (the “Board”) of National Retail Properties, Inc. (the “Company”) appointed, pursuant to the recommendation of the Governance and Nominating Committee, Betsy D. Holden to the Board of the Company, effective February 11, 2019.
Ms. Holden, 63, is a Senior Advisor to McKinsey & Company and served as President, Global Marketing and Category Development as well as Co-Chief Executive Officer of Kraft Foods, Inc. Ms. Holden has extensive corporate governance experience having served on the board of directors of eight public companies over the last 20 years. Ms. Holden currently serves on the board of directors of Dentsply Sirona and Western Union as well as Lyons Magnus, a private company. She is also a member of the executive committee of Duke University’s Board of Trustees and serves on the Global Advisory Board of Northwestern University’s Kellogg School of Management.
The Board is expected to appoint Ms. Holden to serve on both the Audit Committee and Compensation Committee.
Ms. Holden was awarded $54,500 in cash and stock at the effective date of her appointment to the Board. No other plan, contract or other arrangement was entered into at the time of her appointment or otherwise exists between Ms. Holden and the Company.
Item 7.01. Regulation FD Disclosure.
On February 11, 2019, the Company issued a press release announcing the appointment of Ms. Holden described above in Item 5.02. The press release is being furnished and shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (“Exchange Act”) or otherwise subject to the liabilities of such section, nor shall such information be deemed to be incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.
Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits.

99.1	Press Release, dated February 11, 2019

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NATIONAL RETAIL PROPERTIES, INC.

By:	/s/ Kevin B. Habicht
Name:	Kevin B. Habicht
Title:	Executive Vice President, Chief Financial Officer, Assistant Secretary and Treasurer
Dated: February 11, 2019